EXHIBIT D

STOCKHOLDERS AGREEMENT

dated as of October 11, 2013

by and among

Activision Blizzard, Inc.,

ASAC II LP

and, for the limited purposes set forth in Section 3.01(c) and Section 3.07,

Robert A. Kotick

and

Brian G. Kelly

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE II

REGISTRATION RIGHTS

Section 2.01.	Registration	7
Section 2.02.	Piggyback Registration	10
Section 2.03.	Reduction of Size of Underwritten Offering	10
Section 2.04.	Registration Procedures	11
Section 2.05.	Conditions to Offerings	15
Section 2.06.	Suspension Period	16
Section 2.07.	Registration Expenses	17
Section 2.08.	Indemnification; Contribution	17
Section 2.09.	Rule 144	19
Section 2.10.	Transfer of Registration Rights	19

ARTICLE III

STANDSTILL; LOCK-UP; VOTING; CERTAIN OTHER MATTERS

Section 3.01.	Standstill	20
Section 3.02.	Lock-Up	22
Section 3.03.	Transfer Restrictions	23
Section 3.04.	Distributions to Investors	23
Section 3.05.	Transfer Agent	24
Section 3.06.	Legends	24
Section 3.07.	Voting	25

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Company	25
Section 4.02.	Representations and Warranties of Stockholder	26

ARTICLE V

GENERAL PROVISIONS

Section 5.01.	Adjustments	26

i

ii

STOCKHOLDERS AGREEMENT, dated as of October 11, 2013 (this “Agreement”), by and among Activision Blizzard, Inc., a Delaware corporation (the “Company”), ASAC II LP, an exempted limited partnership organized under the laws of the Cayman Islands (“Stockholder”), and, for the limited purposes set forth in Section 3.01(c) and Section 3.07, Robert A. Kotick and Brian G. Kelly.

RECITALS

WHEREAS, each of Stockholder, Vivendi, S.A. (“Seller”), and the Company are party to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 25, 2013;

WHEREAS, pursuant to the Purchase Agreement, Stockholder has agreed to acquire, as of the date of this Agreement and at the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), 171,968,042 shares of Common Stock from Seller and its controlled affiliates (the “Shares”);

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement; and

WHEREAS, each of the parties hereto desires to enter into this Agreement in order to establish certain rights, restrictions and obligations of Stockholder, as well as to set forth certain corporate governance, liquidity and other arrangements relating to the Company and the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of any person means those other persons that, directly or indirectly, control, are controlled by or are under common control with such person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership or control of, or power to vote, 25 percent or more of the outstanding shares of any class of voting securities of such person or (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person; provided, however, that, for purposes of this Agreement, Stockholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa, and none of the Company or its Subsidiaries shall be deemed an Affiliate of Seller, or vice versa, and provided, further, that any general partner of Stockholder shall be deemed an Affiliate of Stockholder.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement. The term “beneficially own” has a meaning correlative to the foregoing.

“Board of Directors” means, with respect to any person, the board of directors, board of managers, supervisory board and executive board, managing member(s), managers or such other similar governing body or group, as applicable, established pursuant to the charter, constitution, articles or articles of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of other entities of such person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means, collectively, the common stock, par value $0.000001 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Davis” means each Investor that is an investment company registered under the Investment Company Act and advised by Davis Selected Advisers, L.P. or any of its Affiliates.

“Delaware Court of Chancery” has the meaning set forth in Section 5.13.

“Demand Notice” has the meaning set forth in Section 2.01(b)(i).

“Demand Registration” has the meaning set forth in Section 2.01(b)(i).

“Distribution Date” means the date on which Stockholder Transfers Shares to the Investors in accordance with Section 3.04.

“Equity Interests” means any type of equity ownership in the Company or Right, including Common Stock or other stock or any similar security, or any interest entitling the holder thereof to participate in distributions, to vote for members of the Company Board, or otherwise granting or affording any other economic, voting or other rights, obligations, benefits or interests in, or attaching to or deriving from, such interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fidelity” means each Investor that is an investment company registered under the Investment Company Act and advised by Fidelity Management & Research Co. or any of its Affiliates.

“Freely Tradable” shall mean, with respect to any security, that such security (i) is eligible to be sold by the holder thereof, without the application of any volume or manner of sale restrictions, pursuant to Rule 144, (ii) bears no legends restricting the transfer thereof, and (iii) bears an unrestricted CUSIP number (if held in global form).

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

“Holder” means either (a) Stockholder or (b) the Investors to whom Stockholder has Transferred Shares in accordance with Section 3.04, as applicable; it being understood that the Investors shall only have the obligations of Holder under Article II to the extent they participate in any registration and offering thereunder.

“Indemnified Party” has the meaning set forth in Section 2.08(c).

“Indemnified Persons” has the meaning set forth in Section 2.08(a).

“Indemnifying Party” has the meaning set forth in Section 2.08(c).

“Inspectors” has the meaning set forth in Section 2.04(a)(ix).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Investors” means Davis and Fidelity.

“Investor” means any person who beneficially owns, directly or indirectly, as of the date hereof, or at any time hereafter, a partnership interest in Stockholder (including, for the avoidance of doubt, any general partner of Stockholder), or in any successor to Stockholder.

“Investor Termination Date” has the meaning set forth in Section 2.01(a)(ii).

“Issuer FWP” means an “issuer free writing prospectus” as defined in Rule 433 under the Securities Act.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Lock-Up End Date” means the date that is twelve months following the Closing Date.

“Losses” means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“Market Offering Registration Statements” shall mean the First Market Offering Registration Statement and the Second Market Offering Registration Statement, in each case as defined in the Purchase Agreement.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Piggyback Registration” has the meaning set forth in Section 2.02.

“Prospectus” means the prospectus (including any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Records” has the meaning set forth in Section 2.04(a)(ix).

“Registrable Securities” means all Shares that are beneficially owned by Stockholder at any time or, following a Transfer of the Shares by Stockholder to the Investors in compliance with Section 3.04, any Investor; provided, however, that a Share shall cease to be a Registrable Security when (i) it has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, (ii) it is sold pursuant to Rule 144, or (iii) it has ceased to be outstanding.

“Registration Rights Termination Date” means the Stockholder Termination Date or the Investor Termination Date, as applicable.

“Registration Statement” means any registration statement filed by the Company with the SEC under the Securities Act pursuant to the provisions of this Agreement, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Reporting Investment Company Investor” means such Investment Company Investor whose aggregate holdings of shares of Common Stock is reported on Form 13F under the Exchange Act.

“Representatives” means, with respect to any person, such person’s, or such person’s Subsidiaries’, directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers, commercial bank lenders or attorneys).

“Rights” means, with respect to any person, securities or obligations, directly or indirectly, convertible into or exercisable or exchangeable for, or giving any other person any right, directly or indirectly, to subscribe for or acquire, or any options, puts, calls or commitments relating, directly or indirectly, to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of such first person, or which the first person or any of its Subsidiaries is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any equity interests of such person or any of its Subsidiaries, whether pursuant to any security, obligation, right, instrument, agreement, contract, commitment, option, undertaking or other arrangement or understanding (including, for the avoidance of doubt, upon exercise of any options, warrants or convertible loans or securities), whether fixed or contingent and whether or not in writing.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Scheduled Black-out Period” means any regularly scheduled blackout period of the Company or any other trading blackout declared by the Company pursuant to its insider trading policies and procedures.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Standstill Period” means the period commencing on the date of this Agreement and terminating on the six-month anniversary of the date on which the Stockholder Percentage Interest is less than 5.0 percent.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Percentage Interest” means, at any time, the aggregate percentage represented by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock beneficially owned by (x) Stockholder and (y) any other person(s) with whom Stockholder is a member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or any Equity Interests, and (z) Mr. Kotick and Mr. Kelly at such time, and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time.

“Stockholder Termination Date” has the meaning set forth in Section 2.01(a)(i).

“Suspension Period” has the meaning set forth in Section 2.06(a).

“Subsidiary” means, with respect to a person, an Affiliate directly or indirectly controlled by such person.

“Takedown Offering” means an offering pursuant to an Automatic Shelf Registration Statement.

“Takedown Request” has the meaning set forth in Section 2.01(a)(iii).

“Tencent” means THL A9 Limited.

“Transfer” means, with respect to any security, any direct or indirect sale, assignment, pledge, transfer, hedging, securities lending, voting agreement or other disposition, whether voluntary, by operation of Law or otherwise, of or with respect to such security or any interest or Rights therein, whether in a single transaction or a series of related transactions, or the entry into a definitive agreement with respect to any of the foregoing (for the avoidance of doubt, whether such agreement is to be settled by delivery of shares of Common Stock, in cash or otherwise); provided that, in no event, shall “Transfer” include (a) any pledge or grant of security interest in the Shares by Stockholder in connection with any indebtedness of Stockholder to any third party outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness), any sale or other disposition of the Shares to pay amounts (including to meet any margin obligations) under or to voluntarily prepay any such outstanding indebtedness and any sale or other disposition of the Shares upon the exercise of remedies (including foreclosure) by the lenders pursuant to the documents governing such outstanding indebtedness, (b) any direct or indirect sale or other disposition by (i) any of the Investors of or with respect to their interests in Stockholder (including as a result of the exercise by Investors of their rights under the limited partnership agreement to acquire interests in Stockholder proposed to be sold by any other Investor) or (ii) by Stockholder as a result of any Investor’s exercise of its rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by Stockholder to prepay or repay outstanding indebtedness, and (c) hedging transactions or derivative agreements relating to the Shares entered into in connection with ordinary course risk management and which do not have the effect or intention of producing economic benefits and risks to the counterparty to such hedging transaction or derivative agreement corresponding substantially to the ownership of a number of Shares specified or referenced in any contract related to such transaction (regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Shares or other property, and without regard to any short position under the same or any other hedging transaction or derivative arrangement). The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Unaffiliated Directors” means the members of the Company Board other than (i) Mr. Kotick, (ii) Mr. Kelly, and (iii) any other members of the Company Board who are Affiliates of Stockholder or of any Investor or any other person(s) who are a member of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with the Stockholder with respect to the Company or any Equity Interests, and any consent of a majority of the Unaffiliated Directors referred to herein shall refer to an action duly taken by such Unaffiliated Directors by written consent or at a meeting of such Unaffiliated Directors duly called and convened in accordance with applicable law and governance procedures.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Registration.

(a) (i) Upon written request of Stockholder from time to time, subject to Section 2.01(b)(i), the Company will use its best efforts to either (i) file an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act, (ii) amend an existing Automatic Shelf Registration Statement so that it is useable for such resales, or (iii) file a prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act that is useable for such resales, in each case, to the extent necessary to cover resales to pay amounts (including to meet any margin obligations) under or to voluntarily prepay any indebtedness of Stockholder to any third party outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness) and to permit Stockholder to resell to the extent necessary to reduce its beneficial ownership below 25.0 percent of the outstanding Common Stock. Until such time as the earlier of (i) the date the Stockholder Percentage Interest is less than 5.0 percent (the “Stockholder Termination Date”) and (ii) the time when the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company will keep current and effective any such Automatic Shelf Registration Statement and file such supplements or amendments to such Automatic Shelf Registration Statement as may be necessary or appropriate in order to keep such Automatic Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act.

(ii) On or prior to the date that is three days prior to the Distribution Date, subject to Section 2.01(b)(i), the Company will use its best efforts to either (i) file an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act, (ii) amend an existing Automatic Shelf Registration Statement so that it is useable for such resales, or (iii) file a prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act that is useable for such resales, in each case, to cover resales of the Shares to be Transferred by Stockholder to the Investors on the Distribution Date. Until such time as the earlier of (i) the later of the twelve-month anniversary of the date of such Transfer and the date on which such Shares become Freely Tradable or cease to be Registrable Securities (the “Investor Termination Date”) and (ii) the time when the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company will keep current and effective any such Automatic Shelf Registration Statement and file such supplements or amendments to such Automatic Shelf Registration Statement as may be necessary or appropriate in order to keep such Automatic Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act.

(iii) Upon the written request of Holder from time to time (a “Takedown Request”) prior to the applicable Registration Rights Termination Date (and up to three times prior to the Distribution Date), the Company will cooperate with Holder and any Underwriter in effecting a Takedown Offering pursuant to an Automatic Shelf Registration Statement as promptly as reasonably practicable following receipt of such Takedown Request. Each Takedown Request will specify the number of Registrable Securities proposed by Holder to be included in such Takedown Offering, the intended method of distribution and the estimated gross proceeds of such Takedown Offering, which may not be less than $250 million. Holder may change the number of Registrable Securities proposed to be offered in any Takedown Offering at any time prior to commencement of such offering so long as such change would not materially and adversely affect the timing or success of the Takedown Offering or reduce the estimated gross proceeds of such Takedown Offering to less than $250 million and provided that the Company shall be entitled to reasonably delay a Takedown Offering as a result of such change.

(b) (i) If at any time prior to the applicable Registration Rights Termination Date the Company is no longer eligible to use an Automatic Shelf Registration Statement (and up to three times prior to the Distribution Date), within 30 days after Holder’s written request to register the resale of a specified amount of Registrable Securities under the Securities Act in accordance with Section 2.01(a) (a “Demand Notice”), the Company will use its reasonable best efforts to file a Registration Statement, on an appropriate form which the Company is then eligible to use, to register the resale of such Registrable Securities, which Registration Statement will (if specified in Holder’s notice) contemplate the ability of Holder to effect an Underwritten Offering (each such registration, a “Demand Registration”). Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale, the intended method of distribution thereof and the estimated gross proceeds of such Demand Registration, which may not be less than $250 million. Holder may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to commencement of the offering so long as such change would not materially and adversely affect the timing or success of the offering or reduce the estimated gross proceeds of such Demand Registration to less than $250 million. Subject to Section 2.03, the Company may include in any registration effected pursuant to Section 2.01(a) or Section 2.01(b) any securities for its own account or for the account of holders of Common Stock (other than Holder).

(ii) The Company will use its reasonable best efforts (A) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as reasonably practicable after the filing thereof with the SEC and (B) to keep such Registration Statement current and effective for a period of not less than 30 days, and in any event for so long as necessary for the completion of the resale of Registrable Securities registered thereon. The Company further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (B) above, including (w) to respond to the comments of the SEC, if any, (x) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions to such registration form, (y) as may be required by the Securities Act, or (z) as may be reasonably requested in writing by Holder or any Underwriter and reasonably acceptable to the Company. The Company agrees to furnish to Holder copies of any such supplement or amendment no later than the time it is first being used or filed with the SEC.

(c) In the event an offering of Registrable Securities (including in connection with any Takedown Offering) under this Section 2.01 involves one or more Underwriters, each of Holder and the Company shall choose a joint lead Underwriter reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, to administer such offering, and the Company and Holder shall be entitled to select any additional Underwriters; provided that such additional Underwriters shall be reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall reasonably assist such managing Underwriter or Underwriters in their efforts to sell Registrable Securities pursuant to such Registration Statement and, if reasonably requested in connection with any Takedown Offering or Demand Registration that is an Underwritten Offering in which Holder intends to sell Registrable Securities, shall make executives with appropriate seniority and expertise reasonably available for customary “road show” or other presentations during the marketing period for such Registrable Securities, in each case in connection with a maximum of one Underwritten Offering in any 180-day period (which shall not require the consent of a majority of the Unaffiliated Directors) (with an understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company). Subject to Section 2.03, if the Company gives Holder notice of a request by the Company or another holder of the Company’s securities to include any Equity Interests in any Underwritten Offering, Holder shall offer to include such Equity Interests in the Underwritten Offering.

(d) Notwithstanding anything to the contrary herein, except as may be consented to by a majority of the Unaffiliated Directors, the Company shall not be obligated to effect more than one Takedown Offering and/or Demand Registration in any 180-day period. Holder will be permitted to rescind a Demand Registration or Takedown Request and such rescinded Demand Registration or Takedown Request will not count against the limit set forth in the preceding sentence; provided, however, that Holder shall reimburse the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Demand Registration or Takedown Request; and provided, further, that the applicable Registration Statement or supplement thereto has not been filed with the SEC prior to such rescission.

Section 2.02. Piggyback Registration. If the Company proposes to file a registration statement under the Securities Act or consummate a Takedown Offering with respect to an offering of Equity Interests after the Lock-Up End Date and before the Registration Rights Termination Date for (a) the Company’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Equity Interests (other than Holder), other than any Market Offering Registration Statement, then the Company shall give written notice of such proposed filing or Takedown Offering to Holder as soon as practicable (but in no event less than 10 days before the anticipated filing date). Upon a written request, given by Holder to the Company within 4 days after delivery of any such notice by the Company, to include Registrable Securities in such registration or Takedown Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Takedown Offering, as applicable), the Company shall, subject to Section 2.03, include all such requested Registrable Securities in such registration or Takedown Offering, as applicable, on the same terms and conditions as applicable to the Company’s or such holder’s shares of Common Stock (or, in the event of an offering of Equity Interests other than Common Stock, on terms as commercially comparable as practicable) (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Takedown Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Takedown Offering, as applicable, the Company shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Equity Interests, then the Company may, at its election, give written notice of such determination to Holder and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Takedown Offering, as applicable. Holder shall, subject to Section 2.04(b), enter into an underwriting agreement with the Underwriter or Underwriters selected by the Company with respect to any Common Stock sold by Holder pursuant to this Section 2.02.

Section 2.03. Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter of an Underwritten Offering advises the Company in writing that, in its reasonable opinion, the number of Equity Interests (including any Registrable Securities) that the Company, Holder and any other persons intend to include in any Registration Statement or dispose of pursuant to any Takedown Offering is such that the success of any such offering would be materially and adversely affected, including with respect to the price at which the securities can be sold, then the number of shares of Common Stock or other Equity Interests to be included in the Registration Statement, or disposed of pursuant to such Takedown Offering, as applicable, for the account of the Company, Holder and any other persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Takedown Offering, as applicable, to the number recommended by such lead Underwriter; provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of a Demand Registration or Takedown Offering pursuant to Section 2.01(a) or Section 2.01(b) will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of Holder pursuant to Section 2.01(a) or Section 2.01(b), (ii) second, any Common Stock or other Equity Interests proposed to be offered by the Company for its own account, and (iii) third, among any other holders of shares of Common Stock or other Equity Interests requested to be registered, or disposed of, as applicable, based on the respective amount of Equity Interests owned by them;

(b) priority in the case of a registration statement or Takedown Offering initiated by the Company for its own account, which gives rise to a Piggyback Registration pursuant to Section 2.02, will be (i) first, Equity Interests proposed to be offered by the Company for its own account and (ii) second, pro rata among Holder(s) with respect to any Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of Holder(s) pursuant to Section 2.02 and any other holders of Equity Interests requested to be registered or disposed of, as applicable, based on the respective amount of Equity Interests owned by them; and

(c) priority in the case of a registration statement or Takedown Offering initiated by the Company for the account of holders of Equity Interests other than Holder pursuant to registration rights afforded to such holders pursuant to a contractual right with the Company, which gives rise to a Piggyback Registration pursuant to Section 2.02, will be (i) first, pro rata among the holders of Equity Interests requesting the offering pursuant to such contractual right, based on the respective amount of Equity Interests owned by them, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, for the account of Holder pursuant to its registration rights under Section 2.02, (iii) third, Equity Interests offered by the Company for its own account, and (iv) fourth, pro rata among any other holders of Equity Interests requested to be registered, or disposed of, as applicable, based on the respective amount of Equity Interests owned by them.

Section 2.04. Registration Procedures. (a) Subject to the provisions of Section 2.01 or Section 2.02, in connection with the registration of the sale of Registrable Securities pursuant to a Demand Registration, any Takedown Offering or any Piggyback Registration hereunder, the Company will as promptly as reasonably practicable:

(i) furnish to Holder without charge, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as Holder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Takedown Offering), and give Holder and its Representatives a reasonable opportunity to review and comment on such Registration Statement prior to filing any such documents;

(ii) (A) use its reasonable best efforts to cause the Company’s Representatives to supply all information reasonably requested by Holder, any Underwriter, or their Representatives in connection with the Registration Statement or Takedown Offering and (B) provide Holder and its Representatives with the opportunity to reasonably participate in the preparation of such Registration Statement and the related Prospectus;

(iii) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as Holder reasonably requests and do any and all other reasonable acts and things as may be reasonably necessary or advisable to enable Holder to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv) notify Holder at any time when to the knowledge of the Company a prospectus relating to Registrable Securities is required to be delivered under the Securities Act and of the happening of any event as a result of which the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registration Statement or Prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than any such statement or omission with respect to information furnished to the Company in writing by, or at the direction of, any Holder or any Indemnified Persons expressly for use in such Registration Statement), and the Company will use its reasonable best efforts to promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than any such statement or omission with respect to information furnished to the Company in writing by, or at the direction of, any Holder or any Indemnified Persons expressly for use in such Registration Statement);

(v) advise the Underwriter(s), if any, and Holder promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(vi) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable Holder to consummate the disposition of such Registrable Securities (including in connection with any Takedown Offering); provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(vii) enter into customary agreements and use reasonable best efforts to take such other actions as are reasonably requested by Holder in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(c) with respect to Underwritten Offerings, preparing for and participating in a road show and all such other customary selling efforts as the Underwriters, if any, or Holder, reasonably request in order to expedite or facilitate such disposition;

(viii) if requested by Holder or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a prospectus supplement or post-effective amendment if necessary, such information as Holder and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;

(ix) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by Holder, any Underwriter participating in any disposition of such Registrable Securities, and any Representative for Holder and/or such Underwriter (collectively, the “Inspectors”), during normal business hours at the offices where such information is normally kept or in such other manner as Holder may reasonably request, any financial and other records and corporate documents of the Company (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to the

Company and the related Registration Statement and Prospectus and request the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors solely to conduct such due diligence and will not be used for any other purpose;

(x) use its reasonable best efforts to obtain and deliver to each Underwriter and Holder a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Holder may reasonably request; provided, however, that if the Company fails to obtain such comfort letter and the relevant offering is abandoned, then such Demand Registration or Takedown Offering will not count as a Demand Registration or Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(ii) or Section 2.01(b)(i);

(xi) use its reasonable best efforts to obtain and deliver to each Underwriter and Holder a 10b-5 statement and legal opinion from the Company’s counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or Holder may reasonably request; provided, however, that if the Company fails to obtain such 10b-5 statement and legal opinion and the relevant offering is abandoned, then such Demand Registration or Takedown Offering will not count as a Demand Registration or Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(ii) or Section 2.01(b)(i);

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xiv) to the extent Registrable Securities are certificated, cooperate with Holder and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of Holder, in each case in connection with the closing of any sale of Registrable Securities;

(xv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities; and

(xvi) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NASDAQ or, if Common Stock is not then listed on the NASDAQ, then on such other securities exchange or national quotation system on which the Common Stock is then listed or quoted.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering (including any Takedown Offering), the Company and Holder agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement (it being understood that, unless otherwise required by the Securities Act or any other Law, the Company will not require Holder to make any representation, warranty or agreement in such agreement other than with respect to Holder, authority to enter into the underwriting agreement, the ownership of Shareholder’s Registrable Securities being registered and Holder’s intended method of disposition, or information furnished by Holder expressly for use in any Registration Statement or Prospectus), and agreements with respect to limitations on Transfer relating to any Equity Interests of the Company or convertible or exchangeable for Equity Interests of the Company (including any sales under Rule 144) and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided that such limitations shall not continue beyond the 90th day after the closing of the related Underwritten Offering.

Section 2.05. Conditions to Offerings. (a) The obligations of the Company to take the actions contemplated by Section 2.01, Section 2.02 and Section 2.04 with respect to an offering of Registrable Securities (including any Takedown Offering) will be subject to the following conditions:

(i) The Company may require Holder to furnish to the Company such information regarding Holder, the Investors, the Registrable Securities or the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws or by the SEC or its staff (including pursuant to any guidance released by the SEC or its staff); and

(ii) in any Underwritten Offering pursuant to Section 2.01 or Section 2.02, Holder, together with the Company and any other holders of the Company’s securities proposing to include securities in any Underwritten Offering, will enter into an underwriting agreement in accordance with Section 2.04(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(v) or a condition described in Section 2.06, Holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities or Takedown Offering until Holder’s receipt of the copies of the supplemented or amended Prospectus or Registration Statement contemplated by Section 2.04(a)(iv) or notice from the Company of the termination of the stop order or Suspension Period.

Section 2.06. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) Holder shall suspend the use of the Prospectus included in any Automatic Shelf Registration Statement or Registration Statement for resales of Registrable Securities pursuant to Section 2.01 and postpone the filing and suspend the use of any Registration Statement pursuant to Section 2.01, in each case during any Scheduled Black-out Period and (ii) the Company shall be entitled, from time to time, by providing prior written notice to Holder, to require Holder to suspend the use of the Prospectus included in any Automatic Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01(a) or Section 2.02 or to postpone the filing or suspend the use of any Registration Statement pursuant to Section 2.01(b) or Section 2.02 for a reasonable period of time not to exceed 90 days in succession (or a longer period of time with the prior written consent of Holder, which consent shall not be unreasonably withheld), 180 days in the aggregate in any one-year period or three times in any one-year period (a “Suspension Period”) if (A) the Company determines in good faith that effecting the registration (or permitting sales under an effective registration) during the period specified in such notice would materially and adversely affect an offering of securities of the Company, (B) the Company is in possession of material non-public information and the Company determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to the Company, or (C) the Company shall determine that it is required to disclose in any such Registration Statement, Prospectus or prospectus supplement a contemplated financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting the Company or its securities, and the Company determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to the Company or the holders of its Common Stock. In the event of any such suspension pursuant to clause (ii), the Company shall furnish to Holder a written notice setting forth the estimated length of the anticipated delay. The Company will notify Holder promptly upon the termination of the Suspension Period. Upon notice by the Company to Holder of any determination to commence a Suspension Period, Holder shall, except as required by applicable Law, keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale (including sales pursuant to Rule 144), trading or transfer of any Common Stock for the duration of the Suspension Period until the Company has provided notice that the Suspension Period has been terminated. For the avoidance of doubt, nothing contained in this Section 2.06 shall relieve the Company of its obligations under Section 2.01.

(b) After the expiration of any Suspension Period and without any further request from a holder of Equity Interests, the Company shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.07. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with the obligations of this Article II will be borne by the Company; provided, however, that Holder will bear and pay any underwriting discounts, fees, commissions and related fees and out of pocket expenses of any Underwriters and such Underwriters’ counsel applicable to Registrable Securities offered for its account pursuant to any Registration Statement (including in connection with any Takedown Offering).

Section 2.08. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Takedown Offering pursuant to Section 2.01 or Section 2.02, the Company will indemnify, defend and hold harmless Holder, its Affiliates, directors, officers and shareholders and each person who controls Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be required to indemnify any Indemnified Person for any Losses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Company in writing by, or at the direction of, Holder or any Indemnified Person expressly for use in such Registration Statement, Prospectus or Issuer FWP.

(b) In connection with any Registration Statement, Prospectus or Issuer FWP, each Holder, on a several but not joint and several basis, will indemnify, defend and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only with respect to information furnished to the Company in writing by, or at direction of, such Holder or any Indemnified Persons related to such Holder expressly for use in such Registration Statement, Prospectus or Issuer FWP.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.08(a) or Section 2.08(b), such person (the “Indemnified Party”) will promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such claim, action or proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent such Indemnifying Party has been actually prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within 15 Business Days following receipt of notice from the Indemnified Party, or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) such settlement includes no finding or admission of any violation of Law or any violation of the rights of any person by the Indemnified Party or any of its Affiliates as the result of such action, and (iii) the sole relief (if any) provided in such settlement is monetary damages that are reimbursed in full by the Indemnifying Party. No Indemnified Party will, without the prior written consent of the Indemnifying Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder.

(d) If the indemnification provided for in this Section 2.08 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.08, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and Holder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation, claim, action or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 2.08(e), Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Holder from the sale of the Registrable Securities exceeds the amount of any damages which Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(f) If indemnification is available under this Section 2.08, the Indemnifying Party will indemnify each Indemnified Party pursuant to Section 2.08(a) and 2.08(b) to the fullest extent permissible under applicable Law, without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in Section 2.08(d) or Section 2.08(e). The obligations of the Company under this Section 2.08 shall be in addition to any liability that the Company may otherwise have to any Indemnified Person.

Section 2.09. Rule 144. For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and take such further action as Holder may reasonably request (including providing Holder with such information as may be required in order to enable Holder to make sales within the limitation of the exemptions provided by Rule 144), all to the extent required from time to time to enable Holder to sell Registrable Securities pursuant to the exemptions provided by Rule 144.

Section 2.10. Transfer of Registration Rights. In furtherance of the registration rights granted under this Article II, Stockholder shall be permitted to, and shall, transfer the rights with respect to the maintenance of an Automatic Shelf Registration Statement and Takedown Requests and/or Demand Registrations by the Investors under this Article II to the Investors in connection with the Transfer of the Shares by Stockholder to the Investors in

accordance with Section 3.04; provided, however, that each Investor seeking to sell any Registrable Securities pursuant to this Article II shall be required to fulfill all obligations of Holder pursuant to this Article II and the aggregate obligations of the Company pursuant to this Article II shall not be increased by any such Transfer. The rights granted under this Article II to Stockholder and/or the Investors may not be assigned by Stockholder or any Investor, in whole or in part, except as expressly provided in the immediately preceding sentence and Section 5.11 (for the avoidance of doubt, an Investor may assign its rights (subject to its obligations) hereunder in connection with the sale or other disposition of its interests in Stockholder in accordance with the limited partnership agreement of Stockholder).

ARTICLE III

STANDSTILL; LOCK-UP; VOTING; CERTAIN OTHER MATTERS

Section 3.01. Standstill.

(a) During the Standstill Period, Stockholder shall not, and shall not permit its controlled Affiliates to, and, except as set forth in Section 3.01(b), shall cause each of the Investors (including for purposes of this Section 3.01 their Affiliates) not to (and Stockholder represents and warrants that the Investors (other than as set forth in Section 3.01(f) with respect to Tencent, and other than the Investment Company Investors as set forth in Section 3.01(b)) have agreed not to), directly or indirectly: (i) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any Equity Interests (or beneficial ownership thereof) or commence any tender or exchange offer for any Equity Interests (or beneficial ownership thereof); provided, however, that this clause (i) shall not apply to Equity Interests or rights to acquire Equity Interests issued by the Company to Stockholder, any of its controlled Affiliates or any Investor as a dividend, distribution or otherwise in respect of any Shares; and provided, further, that (A) any Investor who is also an officer or director of the Company shall not be in breach of this clause (i) due to the acquisition of any securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards duly authorized by the Company or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Interests of the Company granted to such Investor by the Company following due authorization by the Company and (B) this clause (i) shall not prohibit an Investor from exercising its rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by Stockholder to prepay or repay outstanding indebtedness or to acquire interests in Stockholder proposed to be sold by any other Investor (subject to Section 3.01(d)) or from acquiring Shares through the pro rata distribution of Shares by Stockholder pursuant to Section 3.04; (ii) call or seek to call a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company or engage in the “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s stockholders (other than with respect to nominees to the Company Board designated by the Company, in each case solely for such nominees whose election to the Company Board has been recommended by the Company Board); (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or any Equity Interests (other than to the extent that Stockholder and the Investors constitute a

“group” as of the date hereof and other than to the extent Mr. Kotick and Mr. Kelly, by themselves and/or with Stockholder and its general partner, constitute a “group” at any time); (iv) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Company Board or policies of the Company or to obtain representation on the Company Board of Directors (other than with respect to the nomination of Mr. Kotick and Mr. Kelly to the Company Board, as determined by the Company Board in the ordinary course); (v) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination or similar transaction relating to all or part of the Company or any of its Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its Subsidiaries or any of their respective businesses or any recapitalization, restructuring, change in control or similar transaction involving the Company or any of its Subsidiaries; (vi) request that the Company or the Company Board amend, waive or otherwise consent to any action inconsistent with any provision of this Section 3.01(a) (provided, this clause (vi) shall not prohibit communications by Stockholder with the Unaffiliated Directors on a confidential basis not involving public disclosure and not requiring any public announcement by the Company); (vii) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (viii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (ix)make any statement publicly disparaging the Company, its business or its management; (x) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (xi) expressly take any initiative with respect to the Company which could require the Company to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities.

(b) The restrictions set forth in Sections 3.01(a) and 3.01(d) shall not apply to the Investment Company Investors and their respective Affiliates; provided that such restrictions shall become applicable to any Investment Company Investor and its Affiliates if at any point such Investment Company Investor or any of its Affiliates shall in any way act in coordination with, cooperate with or otherwise form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Stockholder with respect to the Company (for the avoidance of doubt, other than any activities relating solely to the Investment Company Investors’ ownership of interests in Stockholder and their status as an Investor).

(c) Without limiting Stockholder’s obligations under Section 3.01(a), each of Mr. Kotick and Mr. Kelly shall not, at any time, act in coordination with, cooperate with or otherwise form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any Investment Company Investor (or any of its Affiliates or permitted transferees under the limited partnership agreement of Stockholder) with respect to the Company (for the avoidance of doubt, other than any activities relating solely to each such person’s ownership of an interest in Stockholder and their status as an Investor).

(d) Notwithstanding anything to the contrary herein (except as provided in Section 3.01(b)), and in addition to the restrictions set forth in this Section 3.01 and otherwise herein, during the Standstill Period, no Investor shall acquire from Stockholder and/or any other Investor(s), in one or more transactions (including any exercise of any Investor’s rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by

Stockholder to prepay or repay outstanding indebtedness or to acquire interests in Stockholder proposed to be sold by any other Investor, or in any distribution by Stockholder), any direct or indirect beneficial ownership of or Rights with respect to any Equity Interests if such acquisition would cause such Investor and its Affiliates, in the aggregate, to beneficially own, directly or indirectly, including through their pro rata interest in the Common Stock owned by Stockholder, greater than 9.9 percent of the outstanding Common Stock. For purposes of this Section 3.01, the “pro rata interest in the Common Stock owned by Stockholder” of an Investor, in the aggregate, is equal to the product of (i) the number of shares of Common Stock beneficially owned, directly or indirectly, by Stockholder, multiplied by (ii) the percentage of the outstanding partnership interests of Stockholder beneficially owned, directly or indirectly, by such Investor, in the aggregate.

(e) Nothing in this Agreement (including any definition used in this Agreement) shall be deemed to prohibit, following the Lock-Up End Date, any Investor (including in its capacity as a Holder) from entering into or performing, settling, terminating, cancelling or unwinding any hedging transaction or derivative agreement relating to the Equity Interests that establishes a “short” position with respect to Equity Interests.

(f) Notwithstanding anything in Section 3.01(a) to the contrary, during the Standstill Period, Tencent shall be permitted to acquire shares of Common Stock, subject to the following limitations: (i) under no circumstances may Tencent acquire beneficial ownership of shares of Common Stock that would result in Tencent and its Affiliates, in the aggregate, having beneficial ownership of greater than 9.9 percent of the outstanding Common Stock (including its pro rata interest in the Common Stock owned by Stockholder), (ii) subject to the limitation set forth in clause (i), Tencent may acquire beneficial ownership of additional shares of Common Stock of up to the greater of (A) 2.0 percent of the outstanding Common Stock, or (B) if at any time the Stockholder Percentage Interest is less than 24.9 percent, additional shares of Common Stock representing a percentage of the outstanding Common Stock equal to the excess of 24.9 percent over the Stockholder Percentage Interest at such time, and (iii) Tencent will vote, or cause to be voted, any shares of Common Stock which it acquires (or acquires beneficial ownership of) in accordance with the exception set forth in this Section 3.01(f) in accordance with the recommendation, if any, of a majority of the Unaffiliated Directors.

Section 3.02. Lock-Up. Prior to the Lock-Up End Date and thereafter during any Scheduled Black-out Period, Stockholder shall not Transfer or announce any intention to Transfer any Shares without the prior consent of a majority of the Unaffiliated Directors; provided, however, that, other than during any Scheduled Black-out Period, nothing herein shall prohibit Stockholder from Transferring Shares (other than any Transfer which would violate Section 3.03 or 3.04 if it occurred following the Lock-Up End Date) to the extent necessary to ensure that Stockholder beneficially owns at all times less than 25.0 percent of the outstanding Common Stock. In addition, the Company shall use its commercially reasonable efforts to provide prior notice of or to effect any repurchases of Common Stock or similar transactions in a manner which would permit Stockholder to avoid becoming the beneficial ownership of more than 25.0 percent of the then outstanding Common Stock as a result of such repurchase, by Transferring Shares or otherwise, taking into account applicable legal and disclosure requirements, and the best interests of the Company and its stockholders.

Section 3.03. Transfer Restrictions. Following the Lock-Up End Date, Stockholder shall not, without the prior consent of a majority of the Unaffiliated Directors, Transfer any Shares:

(i) to, or in a transaction with, any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) where any such person or “group” would acquire in such transaction or, to the knowledge of Stockholder after reasonable inquiry, owns or would own, following such transaction, beneficial ownership of an aggregate number of Shares representing 5.0 percent or more of the outstanding shares of the Common Stock; or

(ii) to, or in a transaction with, any person, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) including, any person that, to the knowledge of Stockholder after reasonable inquiry, competes directly or indirectly with the business of the Company in any material respect;

provided that (A) nothing in this Section 3.03 shall prohibit any Transfer of Shares to an Investor, which Transfer, if made by Stockholder, shall be made in accordance with Section 3.04 and not this Section 3.03 and (B) the restrictions in this Section 3.03 shall not apply to any Shares Transferred pursuant to a Registration Statement or a public distribution in compliance with any applicable requirements of U.S. federal or state securities laws (including Rule 144 under the Securities Act); provided that Stockholder shall direct the underwriter(s) for any such offering or distribution to place the Shares sold in such offering or distribution so that, to the knowledge of the underwriter(s), in no event shall Shares representing more than 5.0 percent of the total number of issued and outstanding shares of Common Stock, after giving effect to such offering or distribution, be placed with any single person or group of related persons in any such offering or distribution.

Section 3.04. Distributions to Investors. Notwithstanding the restrictions set forth in Section 3.02 and Section 3.03 of this Agreement, Stockholder may not Transfer all or any portion of the Shares to any Investor unless such Investor transferee either (a) agrees in writing to be bound by the restrictions and obligations in Section 3.01(a) (subject to the exception set forth in Section 3.01(b)), Section 3.02 and Section 3.03 applicable to Stockholder under this Agreement with respect to such Shares, or (b) satisfies all three of the following conditions: (i) such Investor received its Shares in a distribution of which the Company received at least 30 days advance notice, (ii) such Investor and its Affiliates do not, in the aggregate, receive Shares in all such distributions from Stockholder representing greater than 8.5 percent of the total number of shares of Common Stock issued and outstanding at the time of any such distribution, and (iii) such Investor agrees in writing that, for a period of one year following the distribution of all Shares held by Stockholder to the Investors, it and its Affiliates will not in any way act in coordination with, cooperate with or otherwise form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Stockholder or any other Investor or any of their respective Affiliates (or, in the case of the Investment Company Investors, with Stockholder), in which case such Investor shall no longer be subject to the provisions of Section 3.01(a), Section 3.02 or Section 3.03; it being understood that, notwithstanding the foregoing, each of Mr. Kotick and Mr. Kelly shall remain subject to the provisions of Section 3.01(a) until the later of the expiration of the Standstill Period and the date on which the aggregate number of shares of Common Stock beneficially owned, in the aggregate, by them and their Affiliates, is less than 5.0 percent of the total number of shares of Common Stock issued and outstanding on such date.

Section 3.05. Transfer Agent. Stockholder and the Company agree that the Company may cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to any Transfer of Shares not in compliance with Section 3.02, Section 3.03 or Section 3.04. Any Transfer or attempted Transfer of Shares in violation of Section 3.02, Section 3.03 or Section 3.04 shall, to the fullest extent permitted by law, be null and void ab initio.

Section 3.06. Legends. For so long as any indebtedness of Stockholder remains outstanding, the Company shall use reasonable best efforts to have the Shares (i) registered in the name of The Depository Trust Company’s nominee, (ii) maintained in the form of book entries on the books of The Depository Trust Company, and (iii) allowed to be settled through The Depository Trust Company’s regular book-entry settlement services. Any certificates for Shares issued to Stockholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such Shares under the Securities Act and under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such customary certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Stockholders Agreement dated October 11, 2013, among Activision Blizzard, Inc., ASAC II LP and for the limited purposes set forth therein, Robert A. Kotick and Brian G. Kelly (a copy of which is on file with the Secretary of Activision Blizzard, Inc.).”

Notwithstanding the foregoing, (a) if and for so long as (i) Stockholder shall have pledged Shares pursuant to (x) that certain Loan Agreement, dated as of October 11, 2013, by and between Stockholder, acting through its general partner, the several lenders party thereto from time to time, Merrill Lynch International, as administrative agent and the other parties thereto, and related agreements, (y) that certain Loan Agreement, dated as of October 11, 2013, by and between Stockholder, acting through its general partner, the several lenders party thereto from time to time, JPMorgan Chase Bank, N.A., London Branch, as administrative agent and the other parties thereto and related agreements or (z) any replacements or refinancings of, or modifications to, the foregoing having terms customary for margin loans to borrowers similar to the Stockholder, and (ii) the administrative agent under each such agreement has provided the Company with an acknowledgement in the form attached hereto as Annex A, Stockholder shall be entitled to hold such pledged Shares subject to such pledges without such legends (or comparable notations or other arrangements with respect to any uncertificated shares) (it being understood, for the avoidance of doubt, that following the release of such pledges, Stockholder shall no longer be entitled to hold such Shares without such legends and shall cooperate with the Company to make appropriate arrangements to have legends placed on the Shares at such time), and (b) to the extent the Shares bear a legend or legends (or comparable notations or other arrangements with respect to any uncertificated shares), the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such shares under the Securities Act, delivery of a customary opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

Section 3.07. Voting. With respect to any matter submitted for a vote of the Company’s stockholders at any time when the Stockholder Percentage Interest is in excess of 24.9 percent, Mr. Kotick and Mr. Kelly shall vote any shares of Common Stock over which they have beneficial ownership and the ability to direct voting in excess of such Stockholder Percentage Interest, other than the Shares, on each such matter either (a) in a manner proportionally consistent with the vote of the shares of Common Stock not owned by Stockholder, Mr. Kotick or Mr. Kelly or (b) in accordance with the recommendation, if any, of a majority of the Unaffiliated Directors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as of the date hereof that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by Stockholder, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 4.02. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as of the date hereof that:

(a) Stockholder has been duly formed and is validly existing as an exempted limited partnership under the laws of the Cayman Islands and has all necessary limited partnership power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) This Agreement has been duly and validly authorized by Stockholder and all necessary and appropriate action has been taken by Stockholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

(d) Except as set forth on Annex B to this Agreement, none of Stockholder or any Investor (other than the Reporting Investment Company Investors) has beneficial ownership of any shares of Common Stock. Annex B to this Agreement sets forth the number of shares of Common Stock which will be beneficially owned by Stockholder and each Investor (other than the Reporting Investment Company Investors) immediately following the consummation of the transactions contemplated by this Agreement.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Adjustments. References to numbers of shares contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of Equity Interests.

Section 5.02. Notices. All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery, on the day of such delivery, (b) if delivered by registered or certified mail (return receipt requested), or by a national courier service, on the day of delivery, or (c) if sent by facsimile, upon transmission of such facsimile (provided that the facsimile is confirmed by printed report), or (d) if sent by email, upon transmission of such email (provided that the email is promptly confirmed with the recipient by telephone), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a) if to the Company, to:

Activision Blizzard, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

Attention:	Chief Legal Officer
Facsimile:	(310) 255-2152
Email:	chris.walther@activision.com

with copies (which shall not constitute notice to the Company) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
DongJu Song
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000
Email:	AOEmmerich@wlrk.com
DSong@wlrk.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention:	Peter A. Atkins
Neil P. Stronski
Facsimile:	(212) 735-2000
Email:	peter.atkins@skadden.com
neil.stronski@skadden.com

(b) if to Stockholder, to:

ASAC II LP

c/o Chadwick and Company

225 Highway 35, Suite 102C

Red Bank, New Jersey 07701

Fax:	(732) 345-8332

Email: bob@chadwickcpa.com

with a copy (which shall not constitute notice to Stockholder) to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, California 90067

Attention:	Alison S. Ressler
Telephone:	310-712-6600
Facsimile:	310-712-8800
Email:	resslera@sullcrom.com

Section 5.03. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (following approval by a majority of the Unaffiliated Directors) and Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.05. Interpretation. In this Agreement, except as context may otherwise require, references:

(a) to the Preamble, Recitals or Sections are to the Preamble to, or a Recital or Section of, this Agreement;

(b) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(c) to any Governmental Entity includes any successor to that Governmental Entity;

(d) to a person are also to its permitted successors and assigns;

(e) to the words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section;

(f) to the words “include,” “includes,” or “including,” are to be deemed followed by the words “without limitation;”

(g) to any singular term in this Agreement are to be deemed to include the plural, and any plural term the singular;

(h) to all pronouns and variations of pronouns are to be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require;

(i) to the table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement; and

Section 5.06. Construction. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

Section 5.07. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction.

Section 5.08. Counterparts. This Agreement may be executed in two or more counterparts which may be delivered by means of facsimile or email, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

Section 5.09. Entire Understanding; No Third-Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties and their respective permitted successors and assigns, including, for the avoidance of doubt, the Investors, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to delivery of this Agreement and such transactions and other provisions of this Agreement.

Section 5.10. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State Delaware applicable to contracts made and to be performed entirely within such state, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

Section 5.11. Assignment. Subject to Section 2.10 and the last sentence of this Section 5.11, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties hereto. Subject to Section 2.10 and the last sentence of this Section 5.11, any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary herein, Stockholder may assign and/or pledge its rights (subject to its obligations and applicable limitations) under Article II of this Agreement in connection its indebtedness outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness).

Section 5.12. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

Section 5.13. Venue for Resolution of Disputes. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contained hereby, whether in tort or contract or at law or in equity, exclusively, in the Court of Chancery in the State of Delaware (the “Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 5.02 of this Agreement. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

Section 5.14. Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), without bond or other security being required, this being in addition to any other right, remedy or cause of action to which any party is entitled under any theory of recovery whatsoever (including, at law or in equity, in tort or any other claims).

Section 5.15. Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which Stockholder and each Investor to whom Shares are transferred in accordance with Section 3.04 ceases to hold any Shares; provided, however, that (a) the indemnity and contribution provisions contained in Section 2.08, and the representations and warranties of the Company and Stockholder referred to in Section 4.01 and Section 4.02, shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities; (b) the provisions of Article II shall terminate on the applicable Registration Rights Termination Date; (c) the provisions of Section 3.01(a) shall automatically terminate at the expiration of the Standstill Period; (d) the provisions of Section 3.02 shall automatically terminate at the Lock-Up End Date; and (e) the provisions of this Article V shall survive any termination of this Agreement or any provision thereof. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate with respect to Stockholder upon the Transfer of all Shares to Investors in accordance with Section 3.04. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACTIVISION BLIZZARD, INC.
By:	/s/ Dennis Durkin
Name: Dennis Durkin
Title: Chief Financial Officer

ASAC II L.P.
By:	/s/ Brian G. Kelly
Name: Brian G. Kelly
Title: Manager

ROBERT A. KOTICK (for the limited purposes set forth in Section 3.01(c) and 3.07)
/s/ Robert A. Kotick

BRIAN G. KELLY (for the limited purposes set forth in Section 3.01(c) and 3.07)
/s/ Brian G. Kelly